Exhibit 10.1
JACKSON FINANCIAL INC.

SEVERANCE PLAN

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Jackson Financial Inc. (the “Company”) has adopted this Severance Plan (the “Plan”), effective as of November 7, 2022. Capitalized terms not otherwise defined in the Plan shall have the meanings set forth in Exhibit A attached hereto. The Plan is intended to qualify as a “top hat” welfare benefit plan that is exempt from Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) because it is maintained primarily for the purpose of providing severance benefits for a select group of management employees.

1.    Participation. Employees employed by any member of the Company Group at a job grade of X2 or above shall participate in the Plan (collectively, the “Participants”).

2.    Administration. The Plan shall be administered by the Committee, which shall have authority, subject to the express provisions of the Plan, to interpret the Plan and make all other determinations necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Committee shall be final, conclusive, and binding on all parties. Notwithstanding the foregoing, the Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any officer or group of officers, or to any employee or group of employees, any portion of its authority and powers under the Plan with respect to Participants who are not Section 16 officers; provided that any delegation to one or more officers or employees of the Company shall be subject to and comply with the applicable provisions of the Delaware General Corporation Law (or successor provision).

3.    Termination and Amendment of Plan. The Committee may amend or terminate the Plan at any time and for any reason, provided that (i) six months’ prior notice to affected Participants will be required for any termination or amendment of the Plan that materially and adversely affects the rights of such Participants, and (ii) no termination or amendment of the Plan will materially and adversely affect the rights of any Participant whose employment is terminated prior to the effective date of such amendment or termination of the Plan.

4.        Termination without Cause or for Good Reason. Upon a Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason, the Participant shall be entitled to receive the Accrued Rights. In addition, and subject to the terms and conditions of Section 7, the Participant shall be eligible to receive the benefits set forth below.

    (a)    Lump Sum Cash Severance Payment. The Company shall make a single Lump Sum Cash Severance Payment to the Participant as set forth below.

(i)Senior Leadership Team. If the Participant is a member of the Senior Leadership Team at the time of his or her employment termination, then the amount of the Participant’s Lump Sum Cash Severance Payment shall be determined in accordance with the formula set forth in Exhibit D attached hereto. “Senior Leadership Team” for purposes of this Section 4(a)(i) includes those Participants who are employed by a member of the Company Group at a job grade of X4 or X3.

(ii)Leadership Team. If the Participant is a member of the Leadership Team at the time of his or her employment termination, then the amount of the Participant’s Lump Sum Cash Severance Payment shall be determined in accordance with the formula set forth in Exhibit E attached hereto. Leadership Team for purposes of this Section 4(a)(ii) includes those Participants who are employed by a member of the Company Group at a job grade of X2.

    (b)    Prorated Annual Bonus. The Company shall make a cash payment to the Participant equal to a prorated portion of the Participant’s actual annual bonus for the year of employment termination (a “Prorated Annual Bonus”), the amount of which shall be determined based solely on the results of Company key performance indicators (“KPIs”), as determined by the Company. The Prorated Annual Bonus will be equal to the actual annual bonus that the Participant would have earned (based solely on Company KPI performance outcomes under the bonus program) for such year had he or she remained employed with the Company, multiplied by a fraction, the numerator of which is the number of days that the Participant worked during the year, and the denominator of which is the total number of days in the year. Subject to the terms and conditions of Section 7, the Prorated Annual Bonus shall be paid to the Participant at the same time that annual bonuses are paid to all other eligible associates for the relevant year and in no event later than March 15 of the calendar year following the calendar year in which the Participant’s employment termination occurred.

(c)    Earned Annual Bonus. If a Participant terminates employment (i) after the completion of a performance year to which an annual bonus payment relates (a “Bonus Performance Year”) and (ii) before that annual bonus payment has been made, the Participant shall receive the annual bonus payment for the Bonus

Exhibit 10.1
Performance Year (an “Earned Annual Bonus”). The amount of an Earned Annual Bonus paid to the Participant shall be determined based on Company KPI performance outcomes under the bonus program, as determined by the Company. An Earned Annual Bonus shall be in addition to any Prorated Annual Bonus that is paid to the Participant for service during the year of employment termination pursuant to Section 4(b). Subject to the terms and conditions of Section 7, the Earned Annual Bonus shall be paid to the Participant at the same time that annual bonuses are paid to all other eligible associates for the relevant year and in no event later than March 15 of the calendar year following the calendar year in which the Participant’s employment termination occurs.

(d)    Long-Term Incentive Awards. The Participant’s outstanding long-term incentive awards shall be treated in the manner set forth in the relevant plan document and the award agreements issued thereunder, as applicable.

5.        Termination by Death or Disability.

(a)    Death. If a Participant’s employment terminates due to death, the Participant’s estate shall be entitled to receive the Accrued Rights and a prorated portion of the Participant’s target annual bonus for the year in which the death occurs. The prorated target annual bonus will be equal to the Participant’s target annual bonus for the year of employment termination, multiplied by a fraction, the numerator of which is the number of days that the Participant worked during the year, and the denominator of which is the total number of days in the year. Further, if the Participant’s death occurs after completion of a Bonus Performance Year for which the associated Earned Annual Bonus has not yet been paid, the Participant’s estate will also receive the Earned Annual Bonus due for the Participant’s service during the Bonus Performance Year. Any such payments due under this Section 5(a) shall be paid within 30 days following the date of death. The Participant’s estate shall not be eligible to receive any other benefits under this Plan in connection with such termination, and any outstanding long-term incentive awards as of the date of death shall be treated in the manner set forth in the relevant plan document and the award agreements issued thereunder, as applicable.

(b)    Disability. If a Participant’s employment terminates due to Disability, the Participant shall be entitled to receive the Accrued Rights and a Prorated Annual Bonus as determined under Section 4(b) for the year in which the termination occurs. Further, if the Participant’s employment termination due to Disability occurs after completion of a Bonus Performance Year for which the associated Earned Annual Bonus has not yet been paid, the Participant will also receive the Earned Annual Bonus due for the Participant’s service during the Bonus Performance Year. Any Prorated Annual Bonus for the year in which the Participant’s employment termination occurs and/or Earned Annual Bonus that is due under this Section 5(b) shall be paid to the Participant at the same time that the applicable bonus is paid to all other eligible associates for the relevant year and in no event later than March 15 of the calendar year following the calendar year in which the Participant’s employment termination occurred. The Participant shall not be eligible to receive any other benefits under this Plan in connection with such termination, and any outstanding long-term incentive awards as of the date of termination due to Disability shall be treated in the manner set forth in the relevant plan document and the award agreements issued thereunder, as applicable.

6.    Termination for Cause. If a Participant’s employment is terminated by the Company for Cause, the Participant shall be entitled to receive the Accrued Rights. The Participant’s outstanding long-term incentive awards shall be treated in the manner set forth in the relevant plan document and the award agreements issued thereunder, as applicable. The Participant shall not be eligible to receive any other benefits in connection with such termination.

7.        Conditions to Severance. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 4 of the Plan (other than the Accrued Rights) (collectively, the “Severance Benefits”) to a Participant shall be conditioned upon (i) the Participant’s compliance with non-compete and non-solicitation provisions as set forth in a separation agreement in favor of the Company and (ii) the Participant’s execution, delivery to the Company and non-revocation of a release of claims in a form acceptable to the Company (the “Release Agreement”) (and the expiration of any revocation period contained in such Release Agreement) within the time period specified in the Release Agreement. If the Participant fails to execute the Release Agreement in such a timely manner as specified in the Release Agreement, or timely revokes his or her acceptance of such release following its execution, the Participant shall not be entitled to any of the Severance Benefits. The Company shall pay the Lump Sum Cash Severance Payment pursuant to Section 4(a) within 30 days following the effective date of the Release Agreement as defined in that Agreement, or if earlier, by March 15 of the calendar year following the calendar year in which the Participant’s employment termination occurred; provided, however, that, if the Release Agreement could become effective and non-revocable in the calendar year following the calendar year in which Participant’s termination of employment occurs, then, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such Severance Benefits shall be paid no earlier than the first January 1 following the Participant’s employment termination date. The Company shall pay the Prorated Annual Bonus, the Earned Annual Bonus, and any Long-Term Incentive Awards at the time specified in Sections 4(b), (c), and (d), respectively.

Exhibit 10.1

8.    Other Severance Benefits/Previous Plans. Participants shall not be entitled to receive any severance payments or benefits from the Company or any of its Affiliates upon a termination of employment, except as set forth in the Plan or as may be approved by the Committee or its designee. This Plan supersedes any and all prior severance plans or arrangements to which any Participant is subject.

9.        Dispute Resolution/Attorneys’ Fees. All disputes, controversies, or claims between the parties arising out of or relating to the Plan shall be resolved by binding arbitration. All information exchanged between the parties, and with the arbitrator, during any arbitration, shall be considered confidential. Except as specified herein, all arbitrated claims shall be governed by the Employment Arbitration Rules of the American Arbitration Association ("AAA"). The parties agree that an award rendered by the arbitrator shall be final and binding on all parties in the proceeding.  Except as provided below in this Section, the parties stipulate that the provisions of this Section shall be a complete defense to any proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any dispute, controversy, or claim arising out of or relating to the Plan. The arbitrator has the right to award or include in any award such relief which the arbitrator deems proper in the circumstances, including, without limitation, money damages, specific performance, and injunctive relief. The award and decision of the arbitrator will be conclusive and binding upon all of the parties, and judgment upon the award may be entered in any court of competent jurisdiction under seal. Each party reserves the right, exercisable only where such party reasonably believes the circumstances justify immediate relief (e.g., a breach of confidentiality or a misappropriation of confidential information), to obtain temporary restraining orders and temporary, preliminary, or permanent injunctive relief from a court of competent jurisdiction.  The arbitrator shall limit any production based on considerations of proportionality, unreasonable expense, duplication, and undue burden. Unless the parties otherwise agree, the arbitration proceedings shall take place in Michigan at a location designated by the arbitrator. The parties shall equally bear the cost of arbitration fees and expenses, and each party will be responsible for their own attorneys’ fees and costs.

10.        Successors. This Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under this Plan. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount remains payable to such Participant hereunder, all such amounts shall be paid to the executors, personal representatives or administrators of such Participant’s estate.

11.        No Right to Continued Service. Nothing contained in the Plan shall (i) confer upon any Participant any right to continue as an employee of the Company, (ii) constitute any contract of employment or agreement to continue employment for any particular period, or (iii) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

12.        No Duty to Mitigate. A Participant shall not be required to mitigate the amount of any payment or benefit provided pursuant to the Plan, nor shall the amount of any such payment or benefits be reduced by any compensation that the Participant receives from any other source.

13.        Withholding/Section 280G and 409A Matters. The Company shall have the authority and right to withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any payments or benefits under the Plan. The provisions with respect to Sections 280G and 409A of the Code on Exhibit B attached hereto are incorporated into the Plan as if fully set forth herein.

14.        Claims for Benefits. Any claim for benefits under this Plan shall be subject to the claims procedures contained in Exhibit C attached hereto.

15.        Unfunded Plan. The Plan is intended to be an “unfunded” plan for severance benefits. Nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor.

16.        No Assignment. Each Participant’s rights under the Plan may not be assigned or transferred in whole or in part, except as set forth in Section 10.

17.        Governing Law. To the extent not preempted by federal law, the Plan shall be construed and interpreted in accordance with the laws of the State of Michigan without reference to the conflict of laws provisions thereof, to the extent not preempted by federal law, which shall otherwise control.

Exhibit 10.1
EXHIBIT A

CERTAIN DEFINITIONS

    (a)    “Accrued Rights” means (i) all accrued but unpaid base salary through the date of termination of the Participant’s employment, (ii) all earned but unpaid special compensation for the dates on which the Participant was actively employed in a special compensation-eligible role, in accordance with standard Company procedures, (iii) any unpaid or unreimbursed expenses incurred by the Participant in accordance with Company policy, and (iii) any benefits provided under the Company Group’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

    (b)    “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

    (c)    “Cause” shall mean any of the following: (a) the Participant’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony (or comparable classification in a jurisdiction that does not use these terms); (b) the Participant’s engaging in any conduct that constitutes an employment disqualification under applicable law with respect to a material portion of the Participant’s work duties; (c) the Participant’s willful or grossly negligent failure to perform his or her material employment-related duties for the Company or a Subsidiary, or willful misconduct in the performance of such duties; (d) the Participant’s material violation of any Company or Subsidiary policy as in effect from time to time; (e) the Participant’s engaging in any act or making any public statement that materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries; (f) the Participant’s failure to return to a partial or full-time in-office working environment, as required by the Company, following a remote work arrangement that was temporary in nature; or (g) the Participant’s breach of any award agreement, employment agreement, or noncompetition, nondisclosure or non-solicitation agreement to which the Participant is a party or by which the Participant is bound; provided that in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Cause” shall have the meaning, if any, specified in such agreement. A termination for Cause shall be deemed to include a determination by the Committee following a Participant’s termination of employment that circumstances existing prior to such termination would have entitled the Company or one of its Subsidiaries to have terminated such Participant’s employment for Cause. All rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Committee or its designee, or during any negotiations between the Committee or its designee and the Participant, regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of Cause.

    (d)    “Company Group” means, collectively, the Company and its Subsidiaries.

    (e)    “Disability” means a “disability” as approved by the Company’s long-term disability insurance carrier; provided, that in the case of any amount paid under this Plan that is subject to Section 409A of the Code, Disability shall have the meaning set forth in Section 409A of the Code.

    (f) “Good Reason” means:
(i)in the case of any Participant who, as of the date of determination is party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual that defines “Good Reason,” the meaning specified in such agreement; or

(ii)if no such agreement exists or if such agreement does not define “Good Reason,” the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (i) a material reduction in the Participant’s base salary; (ii) a material reduction in the Participant’s target annual total cash compensation, which is comprised of base salary, target annual bonus opportunity, and target annual production-related sales compensation (if applicable); or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles. For the avoidance of doubt, to the extent the Company requires a Participant to return to a partial or full-time in-office working environment following a remote work arrangement that was temporary in nature, such required return to office shall not constitute Good Reason. In order for a termination of employment for Good Reason

Exhibit 10.1
to be effective, the Participant must terminate his or her employment within 30 days following the expiration of the cure period set forth in this Section (f).

    (g)    “Person” means any individual, corporation, association or other business entity.

    (i)    “Subsidiary” means, with respect to any specified Person: (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership, limited liability company or any comparable foreign entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner (or functional equivalent thereof) of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Exhibit 10.1
EXHIBIT B

SECTION 280G AND 409A PROVISIONS

1.        Section 280G. In the event that any payment or benefit received or to be received by a Participant pursuant to the Plan or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this Section 1, such Payments shall be either (x) provided in full pursuant to the terms of the Plan or any other applicable agreement, or (y) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and the Participant otherwise agree in writing, any determination required under this Plan shall be made by an independent advisor designated by the Company and reasonably acceptable to the Participant (the “Independent Advisor”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required under this Plan, the Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Independent Advisor shall assume that the Participant pays all taxes at the highest marginal rate. The Company and the Participant shall furnish to the Independent Advisor such information and documents as the Independent Advisor may reasonably request in order to make a determination under this Section 1. The Company shall bear all costs that the Independent Advisor may incur in connection with any calculations contemplated by this Plan. The reduction of the Payments payable hereunder, if applicable, shall be made by first reducing the cash payments under Section 4(a), and second by reducing any other Payments in a manner determined by the Company, in consultation with the Participant.

2.        Section 409A.

    (a)    General. The Company intends that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, and the Plan shall be construed in a manner that effectuates this intent. Neither the Company nor its respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan. Notwithstanding anything in the Plan to the contrary, the Committee may amend the Plan, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Section 409A of the Code and the administrative regulations and rulings promulgated thereunder. Each payment in a series of payments under the Plan shall be deemed to be a separate payment for purposes of Section 409A of the Code.

    (b)    Definitional Restrictions. Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Plan by reason of the occurrence of a Participant’s separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such separation constitute a “separation from service” under Section 409A of the Code and the applicable regulations.

    (c)    Six-Month Delay in Certain Circumstances. In the event that, notwithstanding the clear language of the Plan and the intent of the Company, any amount or benefit under this Plan constitutes Non-Exempt Deferred Compensation and is payable or distributable by reason of a Participant’s separation from service during a period in which the Participant qualifies as a “specified employee” (as defined in Section 409A of the Code and the final regulations thereunder), then, subject to any permissible acceleration of payment under Section 409A of the Code:

    (i)    the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service under the terms of this Plan will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

    (ii)     the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

Exhibit 10.1
    (d)    Expense Reimbursements. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under the Plan constitutes Non-Exempt Deferred Compensation, (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Participant, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

Exhibit 10.1
EXHIBIT C

CLAIMS PROCEDURES

1.Initial Claims. A Participant who believes that such Participant is entitled to a payment under this Plan that has not been received may submit a written claim for benefits under this Plan within sixty (60) days after the Participant’s termination date. If the Participant’s claim is denied, in whole or in part, such Participant will be furnished with written notice of the denial within ninety (90) days after the Committee’s or its designee’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case, the decision period may be extended by up to an additional ninety (90) days. If such an extension of time is necessary, written notice of the extension will be furnished to the Participant before the termination of the initial ninety (90)-day period and will describe the circumstances requiring the extension and the date by which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

a.the reason or reasons for the denial of the Participant’s claim;

b.references to the Plan provisions on which the denial of the Participant’s claim was based;

c.a description of any additional information or material required by the Committee to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

d.a description of this Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

2.Appeal of Denied Claims. If the Participant’s claim is denied, the Participant (or the Participant’s authorized representative) may file a request for review of the claim in writing with the Committee or its designee. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial.

a.Such request for review may include any comments, documents, records and other information relating to the Participant’s claim for benefits.

b.The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to the Participant’s claim for benefits.

c.The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to the Participant’s claim, without regard to whether such information was submitted or considered in the initial denial of the Participant’s claim.
3.Committee’s Response to Appeal. The Committee or its designee will notify the Participant of its decision within sixty (60) days after the Committee’s or the designee’s receipt of the Participant’s written claim for review; provided that the Committee or its designee may extend the review period by up to sixty (60) additional days, if the Committee or its designee, as applicable, notifies the Participant in writing of the need for an extension (and the reason therefor) before the end of the initial sixty (60)-day period. If the Committee or its designee makes an adverse decision on appeal, the Committee or its designee, as applicable, shall communicate its decision in a writing that includes:

a.the reason or reasons for the denial of the Participant’s appeal;

b.reference to the Plan provisions on which the denial of the Participant’s appeal is based;

c.a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, this Plan and all documents, records and other information relevant to the Participant’s claim for benefits; and

d.a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

4.Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes:

Exhibit 10.1
a.no claimant shall be permitted to commence any arbitration or legal action to recover benefits or to enforce or clarify rights under this Plan or under any provision of law until these claim procedures have been exhausted in their entirety;

b.failure to submit a claim, appeal or any required information by the applicable deadline under these claims procedures shall result in forfeiture of the benefits being claimed;

c.in any civil action, arbitration or other agreed upon dispute resolution procedure, all explicit and implicit determinations by the Committee or by its designee (including, but not limited to, interpretation of disputed plan terms, factual findings, and determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law and shall be overturned only if deemed unreasonable, arbitrary or capricious; and

d.no legal action or arbitration may be commenced by the Participant later than one hundred eighty (180) days subsequent to the date of the written response of the Committee Plan to a Participant’s request for review pursuant to Section 3 above.

Exhibit 10.1
EXHIBIT D

SENIOR LEADERSHIP TEAM
SEVERANCE COMPENSATION BASIS FORMULA

The amount of the Lump Sum Cash Severance Payment under Section 4(a) for a Participant who is a member of the Senior Leadership Team at the time of his or her employment termination shall be determined as set forth below.

1.The Company shall make a Lump Sum Cash Severance Payment to the Participant that is equal to the product of the severance multiple set forth in the table below and the Participant’s Severance Compensation Basis.

Grade Level	Severance Multiple
CEO	2.0
X4 and X3 Executive Committee members	1.5
X3 non-Executive Committee members	1.0

2.The Participant’s “Severance Compensation Basis” is equal to the sum of:

(a)the Participant’s annual base salary in effect immediately prior to employment termination,
(b)the Participant’s target annual bonus for the year of the Participant’s termination,
(c)the Participant’s target annual production-related sales compensation, or “Special Compensation”, for the year of the Participant’s termination, if any, and
(d)the amount that the Participant would be required to pay for COBRA continuation coverage for twelve (12) months after the employment termination date for the Participant and the Participant’s eligible dependents under the Company’s group benefit plan in which the Participant and such dependents were participating as of the termination date.

Exhibit 10.1
EXHIBIT E

LEADERSHIP TEAM
SEVERANCE COMPENSATION BASIS FORMULA

The amount of the Lump Sum Cash Severance Payment under Section 4(a) for a Participant who is a member of the Leadership Team at the time of his or her employment termination shall be determined as set forth below.

1.The Company shall make a Lump Sum Cash Severance Payment to the Participant that is equal to the product of:

(a)the Participant’s Severance Compensation Basis, and

(b)the greater of:

(i)the severance multiple set forth in the table below, or
(ii)an alternate severance multiple determined by multiplying completed years of service by two and dividing by 52, with such alternate severance multiple not to exceed 1.0.

Grade Level	Severance Multiple
X2	0.75

2.The Participant’s “Severance Compensation Basis” is equal to the sum of:

(a)the Participant’s annual base salary in effect immediately prior to employment termination,
(b)the Participant’s target annual bonus for the year of the Participant’s termination,
(c)the Participant’s target annual production-related sales compensation, or “Special Compensation”, for the year of the Participant’s termination, if any, and
(d)the amount that the Participant would be required to pay for COBRA continuation coverage for twelve (12) months after the employment termination date for the Participant and the Participant’s eligible dependents under the Company’s group benefit plan in which the Participant and such dependents were participating as of the termination date.